Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
FOR IMMEDIATE RELEASE
Linnet F. Deily Elected to Chevron Board of Directors
     SAN RAMON, Calif., Dec. 7, 2005 — Chevron Corporation today announced Linnet F. Deily, former deputy United States trade representative (USTR) and ambassador, has been elected to the Chevron board of directors effective Jan. 24, 2006.
     Deily, 60, served as chief of mission of the USTR in Geneva, Switzerland, led the U.S. delegation at the World Trade Organization, including supervising the team in the Doha Round of trade negotiations. Prior to joining the USTR, Deily was vice chairman for Charles Schwab Corporation. She supervised the company’s strategic direction and integration of Schwab’s various client-focused enterprises and served on the company’s management committee.
     Deily previously served as president of Schwab’s institutional management business and as president of the Schwab Retail Group. Prior to joining Schwab, Deily was chairman of the First Interstate Bancorp Retail Council, president and CEO of the First Interstate Bank of Texas and held other various positions in international banking. She was a member of the Advisory Council to the Federal Reserve Bank’s board of governors, representing the 12th District.
     In 1967, Deily earned a bachelor’s degree in government from the University of Texas at Austin. She received a master’s degree in international management from the University of Texas at Dallas in 1976.
     Currently, Deily serves on the board of directors for Lucent Technologies. She is an honorary trustee of the Museum of Fine Arts, Houston. Deily recently served as a director of the American Conservatory Theatre in San Francisco, Catalyst in New York and The Women’s Museum in Dallas.
     Chevron Corporation is one of the world’s leading energy companies. With more than 53,000 employees, Chevron subsidiaries conduct business in approximately 180 countries around the world, producing and transporting crude oil and natural gas, and refining, marketing and distributing fuels and other energy products. Chevron is based in San Ramon, Calif. More information on Chevron is available at www.chevron.com.
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Contact:                    Camille Priselac                    +1 925 842 2583